Exhibit 99

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Preliminary Q1 2006 Financial Results

DALLAS – April 6, 2006 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced its preliminary financial results for the first quarter ending March 31, 2006. Entrust will announce its final first quarter financial results after market close on April 25th, 2006.

Entrust expects total revenue for the quarter to be approximately $21.1 million. Product revenue for the quarter is expected to be approximately $6.6 million. Entrust has continued to gain momentum in its emerging growth products, led by Entrust IdentityGuard, which achieved its highest quarterly product revenue of nearly $1.0 million. Services revenue is expected to be approximately $14.5 million.

On a pro forma (non-GAAP) basis, earnings per share for the first quarter are expected to be a loss of approximately $0.04. These non-GAAP results exclude the following items: amortization of intangible assets related to acquisitions, restructuring and related adjustments, stock-based compensation, and impairment of certain strategic investments.

Net income on a GAAP basis is expected to be a loss of between $0.13 to $0.16 per share. Included in the net loss in the quarter is the partial impairment of approximately $2.0 to $2.5 million of the company’s investment in Asia Digital Media and of approximately $400,000 to $750,000 of the company’s investment in Ohana Wireless. The company also intends to take a further write-down on its lease for its vacated Santa Clara, California facility of between $2.0 to $3.0 million.

Entrust expects to have positive cash flow from operations for the quarter. Cash and marketable securities increased to approximately $84.0 million from $82.5 million in the fourth quarter of 2005 and deferred revenue increased to approximately $23.3 million from the $20.3 million in the fourth quarter of 2005. The company also purchased 405,000 Entrust shares in the quarter for approximately $1.5 million. On April 5, 2006 the Entrust board of directors unanimously voted to continue the share purchase program, which allows for the purchase of up to 8.7 million shares through December 16, 2006. The company’s open window for purchasing shares will be Friday, April 28 through Thursday, June 15, 2006.

“We believe that our first quarter results were impacted by two main factors: first, our inability to close large product and services deals in the quarter; second, a shift in our product mix toward our emerging growth products, which tend to be smaller up front deals and carry less professional services requirements,” said Bill Conner, Entrust chairman, president and chief executive officer. “Entrust IdentityGuard continued its momentum reaching nearly one million dollars in product sales for the quarter – the highest single quarter for this product. Entrust IdentityGuard transactions in the quarter increased to 15, up from 12 last quarter, pilots and trials reached 134, up from 88 last quarter, and three of our top five deals in the quarter were Entrust IdentityGuard for consumer banking.”

Based on the factors that impacted the Company’s first quarter results, Entrust is now targeting total 2006 revenue of between $92.0 and $102.0 million. Entrust is targeting a pro forma (non-GAAP) net income per share in a range of $0.00 to $0.08 for 2006 and a net loss in accordance with GAAP of between $0.18 to $0.10 per share for 2006.

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Entrust will host a conference call on Thursday, April 6, 2006 at 8:30 a.m. EDT to discuss the first quarter preliminary results.

Entrust will announce its final first quarter financial results after market close on April 25, 2006. A conference call with management will be held on the same day at 5:00 p.m. EDT. For more information, please visit http://www.entrust.com/investor/.

Entrust will host a live teleconference and Webcast on Thursday, April 6, 2006 at 8:30 a.m. EDT, Chairman, President and CEO Bill Conner will discuss Entrust’s preliminary Q1 results. The conference call audio will be available live via dial-in at 1-800-814-4857 and via http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1289707. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:30 a.m. ET, Thursday, April 6, 2006 through Thursday, April 13, 2006 at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21184117#.

This press release contains forward-looking statements relating to Entrust’s projected revenue, net loss and net loss per share for the first quarter of 2006 and Entrust’s full year financial guidance. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, unconverted customer opportunities, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world leader in securing digital identities and information. Over 1,450 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers in achieving regulatory and corporate compliance, while helping to turn security challenges such as identity theft and email security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Michelle Metzger
Investor Relations	Media Relations
972-713-5824	972-713-5866
david.rockvam@entrust.com	michelle.metzger@entrust.com

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